NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875
www.sempra.com

Financial Contact:	Glen Donovan
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS

THIRD-QUARTER 2010 EARNINGS

Non-Commodity Earnings Rise 10 Percent

SAN DIEGO, Nov. 9, 2010 – Sempra Energy (NYSE: SRE) today reported third-quarter 2010 earnings of $131 million, or $0.53 per diluted share, compared with earnings of $317 million, or $1.27 per diluted share, in the third quarter 2009.

Third-quarter 2010 results included a previously announced $139 million after-tax charge from the write-down of Sempra Energy’s investment in the RBS Sempra Commodities joint venture.

Excluding Sempra Commodities, which is being sold, Sempra Energy had earnings of $265 million in the third quarter 2010, up approximately 10 percent from earnings of $242 million in last year’s third quarter.

Sempra Energy’s earnings for the first nine months of 2010 were $459 million, or $1.84 per diluted share, compared with $831 million, or $3.37 per diluted share, in the same period last year.

 “The solid results from our core businesses in the third quarter keep us on track to meet our 2010 earnings guidance,” said Donald E. Felsinger, chairman and chief executive officer of Sempra Energy.  “Additionally, with our recent sale announcements, we essentially have exited the commodities trading business – a key goal this year.”

OPERATING HIGHLIGHTS

San Diego Gas & Electric

Third-quarter earnings for San Diego Gas & Electric (SDG&E) were $106 million in 2010, compared with $108 million in 2009.

For the first nine months, SDG&E’s earnings were $264 million in 2010, compared with $277 million in 2009.

Southern California Gas Co.

Earnings for Southern California Gas Co. (SoCalGas) in the third quarter 2010 were $78 million, compared with $74 million in last year’s third quarter.

For the nine-month period, SoCalGas’ earnings increased to $212 million in 2010 from $198 million in 2009.

Sempra Generation

In the third quarter 2010, Sempra Generation’s earnings rose to $56 million from $43 million in the third quarter 2009, due primarily to renewable energy tax credits from investment in Copper Mountain Solar, the company’s new solar energy project in Nevada.

For the first nine months of 2010, Sempra Generation’s earnings were $51 million, compared with $119 million in the same period last year.  In the first quarter 2010, Sempra Generation took a charge of $84 million related to a proposed energy-crisis litigation settlement.

Last week, Sempra Generation announced it has become an equal partner with BP Wind Energy in the development of the Cedar Creek Wind Farm in Colorado, which is expected to be operational in mid-2011.  The project’s entire 250-megawatt (MW) output already has been sold under a 25-year power-purchase agreement to Public Service Co. of Colorado.

On Oct. 12, Sempra Generation announced a 20-year power-purchase agreement with Pacific Gas & Electric to sell solar power produced at Sempra Generation’s 150-MW Mesquite Solar project under construction outside Phoenix.  Sempra Generation controls sufficient land to develop an additional 450 MW of solar power at the site.

Sempra Pipelines & Storage

Third-quarter 2010 earnings for Sempra Pipelines & Storage were $43 million, compared with earnings of $54 million in last year’s third quarter.  The reduction in quarterly earnings was due primarily to higher income tax in 2010 and a write-down of the company’s investment in Argentina, offset by a favorable legal settlement.

For the nine-month period, earnings for Sempra Pipelines & Storage increased to $120 million in 2010 from $64 million in 2009.  In the second quarter 2009, Sempra Pipelines & Storage recorded an after-tax charge of $64 million for the write-off of some of its Louisiana natural gas storage assets.

During the third quarter, Sempra Pipelines & Storage commenced operations of the first of two storage caverns under development at its Mississippi Hub natural gas storage facility in Simpson County, Miss.  Last month, Sempra Pipelines & Storage also announced it has commenced operations of Cavern 4 at Bay Gas Storage in Alabama.  Through the two new caverns, Sempra Pipelines & Storage has added approximately 12 billion cubic feet of new natural gas storage capacity.

Sempra LNG

Sempra LNG earned $5 million in the third quarter 2010, compared with a break-even third quarter a year ago.  The improvement was due to a full quarter of earnings contribution from Sempra LNG’s Louisiana receipt terminal, which started operations in late July 2009, as well as from a major supply contract activated in September 2009.  The increased earnings in the most recent quarter were offset by the impact of lower natural gas prices, including a reduction in the carrying value of inventory, and higher taxes.

For the nine-month period, Sempra LNG had earnings of $50 million in 2010, compared with a loss of $19 million last year.

Sempra Commodities

Sempra Energy’s commodity operations recorded a loss of $134 million in the third quarter 2010, compared with earnings of $75 million in the third quarter 2009.   Third-quarter 2010 results included the $139 million charge for the write-down of Sempra Energy’s investment in the RBS Sempra Commodities joint venture.

For the first nine months of 2010, Sempra Energy’s commodity operations had a loss of $139 million, compared with earnings of $274 million in the same period last year.

The equity earnings from the joint venture in both the quarter and nine-month periods were adversely impacted by the sale of the international commodity businesses, as well as reduced volatility in U.S. natural gas and power markets.

On Sept. 20 and Oct. 7, Sempra Energy and The Royal Bank of Scotland (RBS) announced two separate agreements to sell the principal North American assets of the RBS Sempra Commodities joint venture to Noble Group Ltd. and JP Morgan Ventures Energy.  The transaction with Noble Group was completed last week and the transaction with JP Morgan is expected to close next month.  In July, Sempra Energy and RBS completed the sale of the joint venture’s global metals and oil businesses, and European natural gas and power businesses to JP Morgan Chase & Co.

As previously reported, Sempra Energy expects its share of the proceeds from the sale of all of the joint venture’s businesses and related cash distributions to total $1.8 billion to $1.9 billion.

Earnings Outlook

Sempra Energy today reaffirmed its prior earnings-per-share guidance for 2010 of $3.15 to $3.40, excluding Sempra Commodities.

Internet Broadcast

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EST with senior management of the company.  Access is available by logging onto the Web site at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 4415915.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2009 revenues of more than $8 billion.  The Sempra Energy companies’ 13,800 employees serve about 25 million consumers worldwide.

Complete financial tables, including earnings information by business unit, are available on Sempra Energy’s Web site at http://www.sempra.com/downloads/3Q2010.pdf.

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “would,” ”could,” “should,” or similar expressions, or discussions of strategies, plans or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, California State Legislature, California Department of Water Resources, Federal Energy Regulatory Commission, Federal Reserve Board,  and other regulatory and governmental bodies in the United States and other countries where the company does business; capital market conditions and inflation, interest and exchange rates; energy and trading markets, including the timing and extent of changes and volatility in commodity prices; the availability of electric power, natural gas and liquefied natural gas; weather conditions and conservation efforts; war and terrorist attacks; business, regulatory, environmental and legal decisions and requirements; the status of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission.  These reports are available through the EDGAR system free-of-charge on the SEC’s website, www.sec.gov, and on the company’s website at www.sempra.com.

Sempra Pipelines & Storage, Sempra Generation, Sempra LNG and RBS Sempra Commodities dba Sempra Energy Solutions and Sempra Energy Trading are not the same companies as the utility, San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra Pipelines & Storage, Sempra Generation, Sempra LNG and RBS Sempra Commodities dba Sempra Energy Solutions and Sempra Energy Trading are not regulated by the California Public Utilities Commission.

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SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions, except per share amounts)	2010	2009	2010	2009
	(unaudited)
REVENUES
Sempra Utilities	$ 1,575	$ 1,424	$ 4,999	$ 4,382
Sempra Global and parent	541	429	1,659	1,268
Total revenues	2,116	1,853	6,658	5,650
EXPENSES AND OTHER INCOME
Sempra Utilities:
Cost of natural gas	(285)	(208)	(1,402)	(997)
Cost of electric fuel and purchased power	(203)	(208)	(480)	(508)
Sempra Global and parent:
Cost of natural gas, electric fuel and purchased power	(292)	(220)	(887)	(675)
Other cost of sales	(23)	(19)	(68)	(52)
Litigation expense	(17)	(3)	(184)	-
Other operation and maintenance	(590)	(568)	(1,782)	(1,673)
Depreciation and amortization	(218)	(196)	(643)	(568)
Franchise fees and other taxes	(76)	(77)	(243)	(228)
Write-off of long-lived assets	-	-	-	(132)
Equity earnings (losses):
RBS Sempra Commodities LLP	(281)	105	(290)	384
Other	8	18	24	27
Other income, net	66	24	82	97
Interest income	5	5	13	16
Interest expense	(111)	(96)	(323)	(257)
Income before income taxes and equity earnings of certain unconsolidated subsidiaries	99	410	475	1,084
Income tax benefit (expense)	32	(128)	(85)	(327)
Equity earnings (losses), net of income tax	(4)	20	42	59
Net income	127	302	432	816
Losses attributable to noncontrolling interests	6	17	34	22
Preferred dividends of subsidiaries	(2)	(2)	(7)	(7)
Earnings	$ 131	$ 317	$ 459	$ 831

Basic earnings per common share	$ 0.53	$ 1.30	$ 1.86	$ 3.42
Weighted-average number of shares outstanding, basic (thousands)	246,668	243,925	246,513	242,806

Diluted earnings per common share	$ 0.53	$ 1.27	$ 1.84	$ 3.37
Weighted-average number of shares outstanding, diluted (thousands)	249,811	248,461	249,773	246,875
Dividends declared per share of common stock	$ 0.39	$ 0.39	$ 1.17	$ 1.17

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Dollars in millions)	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 547	$ 110
Restricted cash	4	35
Accounts receivable	776	1,130
Due from unconsolidated affiliates	30	41
Income taxes receivable	312	221
Deferred income taxes	-	10
Inventories	296	197
Regulatory assets	97	54
Fixed-price contracts and other derivatives	84	77
Insurance receivable related to wildfire litigation	150	273
Other	199	147
Total current assets	2,495	2,295

Investments and other assets:
Restricted cash	27	-
Regulatory assets arising from fixed-price contracts and other derivatives	241	241
Regulatory assets arising from pension and other postretirement benefit obligations	950	959
Other regulatory assets	973	603
Nuclear decommissioning trusts	737	678
Investment in RBS Sempra Commodities LLP	825	2,172
Other investments	2,317	2,151
Goodwill and other intangible assets	542	524
Sundry	621	608
Total investments and other assets	7,233	7,936
Property, plant and equipment, net	19,221	18,281
Total assets	$ 28,949	$ 28,512

Liabilities and Equity
Current liabilities:
Short-term debt	$ 574	$ 618
Accounts payable	702	693
Due to unconsolidated affiliates	12	29
Deferred income taxes	16	-
Dividends and interest payable	232	190
Accrued compensation and benefits	247	264
Regulatory balancing accounts, net	242	382
Current portion of long-term debt	313	573
Fixed-price contracts and other derivatives	107	95
Customer deposits	133	145
Reserve for wildfire litigation	344	270
Other	855	629
Total current liabilities	3,777	3,888
Long-term debt	8,032	7,460

Deferred credits and other liabilities:
Due to unconsolidated affiliate	-	2
Customer advances for construction	147	146
Pension and other postretirement benefit obligations, net of plan assets	1,225	1,252
Deferred income taxes	1,516	1,318
Deferred investment tax credits	52	54
Regulatory liabilities arising from removal obligations	2,635	2,557
Asset retirement obligations	1,327	1,277
Other regulatory liabilities	144	181
Fixed-price contracts and other derivatives	336	312
Deferred credits and other	672	735
Total deferred credits and other liabilities	8,054	7,834
Contingently redeemable preferred stock of subsidiary	79	79
Equity:
Total Sempra Energy shareholders' equity	8,802	9,007
Preferred stock of subsidiaries	100	100
Other noncontrolling interests	105	144
Total equity	9,007	9,251
Total liabilities and equity	$ 28,949	$ 28,512

SEMPRA ENERGY
Table C

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

	Nine months ended September 30,
(Dollars in millions)	2010	2009
	(unaudited)
Cash Flows from Operating Activities:
Net income	$ 432	$ 816
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	643	568
Deferred income taxes and investment tax credits	133	181
Equity losses (earnings)	224	(470)
Write-off of long-lived assets	-	132
Fixed-price contracts and other derivatives	19	(27)
Other	(24)	42
Net change in other working capital components	(77)	220
Distributions from RBS Sempra Commodities LLP	198	407
Changes in other assets	76	81
Changes in other liabilities	(22)	(66)
Net cash provided by operating activities	1,602	1,884

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(1,354)	(1,371)
Proceeds from sale of assets	-	179
Expenditures for investments and acquisition of businesses, net of cash acquired	(385)	(762)
Distributions from RBS Sempra Commodities LLP	849	-
Distributions from other investments	259	16
Purchases of nuclear decommissioning and other trust assets	(261)	(167)
Proceeds from sales by nuclear decommissioning and other trusts	261	155
Other	(2)	(20)
Net cash used in investing activities	(633)	(1,970)

Cash Flows from Financing Activities:
Common dividends paid	(269)	(255)
Preferred dividends paid by subsidiaries	(7)	(7)
Issuances of common stock	29	52
Repurchases of common stock	(502)	-
Increase (decrease) in short-term debt, net	184	(52)
Issuances of debt (maturities greater than 90 days)	771	1,181
Payments on debt (maturities greater than 90 days)	(727)	(325)
Purchase of noncontrolling interest	-	(94)
Other	(11)	11
Net cash (used in) provided by financing activities	(532)	511

Increase in cash and cash equivalents	437	425
Cash and cash equivalents, January 1	110	331
Cash and cash equivalents, September 30	$ 547	$ 756

SEMPRA ENERGY
Table D

BUSINESS UNIT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions)	2010	2009	2010	2009
	(unaudited)
Earnings (Losses)
San Diego Gas & Electric	$ 106	$ 108	$ 264	$ 277
Southern California Gas	78	74	212	198
Sempra Generation	56	43	51	119
Sempra Pipelines & Storage	43	54	120	64
Sempra LNG	5	-	50	(19)
Parent & Other	(23)	(37)	(99)	(82)
Earnings before Sempra Commodities	265	242	598	557
Sempra Commodities	(134)	75	(139)	274
Earnings	$ 131	$ 317	$ 459	$ 831

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions)	2010	2009	2010	2009
	(unaudited)
Capital Expenditures and Investments
San Diego Gas & Electric	$ 300	$ 190	$ 822	$ 785
Southern California Gas	121	109	337	336
Sempra Generation	27	194	32	207
Sempra Pipelines & Storage	75	395	535	723
Sempra LNG	5	88	9	230
Parent & Other	2	2	4	4
Eliminations(1)	-	-	-	(152)
Consolidated Capital Expenditures and Investments	$ 530	$ 978	$ 1,739	$ 2,133

(1)	In the second quarter of 2009, SDG&E purchased $152 of industrial development bonds from Parent and Other.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
SEMPRA UTILITIES	2010	2009	2010	2009
Revenues (Dollars in millions)
SDG&E (excludes intercompany sales)	$ 810	$ 771	$ 2,239	$ 2,130
SoCalGas (excludes intercompany sales)	$ 765	$ 653	$ 2,760	$ 2,252

Gas Sales (bcf)	64	61	281	272
Transportation (bcf)	144	170	374	421
Total Deliveries (bcf)	208	231	655	693
Total Gas Customers (Thousands)			6,629	6,599

Electric Sales (Millions of kWhs)	4,279	4,636	12,097	12,768
Direct Access (Millions of kWhs)	881	800	2,365	2,290
Total Deliveries (Millions of kWhs)	5,160	5,436	14,462	15,058
Total Electric Customers (Thousands)			1,385	1,377

SEMPRA GENERATION
Power Sold (Millions of kWhs)	5,350	5,317	15,272	16,526

SEMPRA PIPELINES & STORAGE

(Represents 100% of the distribution operations of these subsidiaries, although subsidiaries in Argentina, Chile and Peru are not 100% owned by Sempra Energy. These subsidiaries are not consolidated within Sempra Energy and the related investments are accounted for under the equity method).

Natural Gas Sales (bcf)
Argentina	104	101	251	249
Mexico	5	5	16	14
Mobile Gas	9	8	27	24
Natural Gas Customers (Thousands)
Argentina			1,747	1,702
Mexico			89	91
Mobile Gas			90	92
Electric Sales (Millions of kWhs)
Peru	1,483	1,378	4,445	4,151
Chile	566	567	1,736	1,837
Electric Customers (Thousands)
Peru			884	856
Chile			589	574